Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Taylor Morrison Home Corporation
Investor Relations
(480) 734-2060
investor@taylormorrison.com

Taylor Morrison Home Corporation Announces Public Offering of Class A Common Stock and Additional Concurrent Repurchase from its Equity Sponsors

Following the transactions, the Equity Sponsors will no longer own any equity in the Company.

SCOTTSDALE, Ariz., January 11, 2018 /PRNewswire/ – Taylor Morrison Home Corporation (“Taylor Morrison”) (NYSE:TMHC), today announced the commencement of an underwritten public offering of 19,206,656 shares of its Class A common stock.

The offering consists of 17,706,924 shares of Class A common stock to be issued and sold by Taylor Morrison and an additional 1,499,732 shares of Taylor Morrison’s Class A common stock to be sold by affiliates of and funds managed by TPG Global, LLC, one of Taylor Morrison’s equity sponsors.

Taylor Morrison intends to use all of the net proceeds that it receives from the offering to purchase partnership units in its direct subsidiary - TMM Holdings II Limited Partnership - along with shares of Taylor Morrison’s Class B common stock, held by its current equity sponsors that are affiliates of and funds managed by TPG Global, LLC and Oaktree Capital Management, L.P. The aggregate number of partnership units and corresponding shares of Class B common stock purchased by Taylor Morrison will be equal to the number of shares of Class A common stock sold in the offering. Taylor Morrison will not receive any proceeds from the sale of the 1,499,732 shares of Class A common stock sold by the selling stockholders in the offering.

In addition, in a separate privately negotiated transaction, Taylor Morrison intends to purchase an additional 3,750,000 partnership units and corresponding shares of Class B common stock from the equity sponsors at a purchase price per unit equal to the price per share paid by the underwriters for the Class A common stock in the public offering. The consummation of the unit repurchase from the equity sponsors is subject to certain conditions, including the consummation of the public offering.

Following the completion of the transactions described above, the equity sponsors will no longer beneficially own any of the Company’s common stock. As a result, our equity sponsors will no longer be entitled to any designees on the Company’s board of directors, and the Company expects that Jason Keller, James Sholem, Kelvin Davis and Rajath Shourie will resign from the Company’s board of directors.

The existing $100 million repurchase authorization under Taylor Morrison’s stock repurchase program will not be reduced by the sponsor equity repurchase and such authorization will remain in effect thereafter, subject to the existing terms and conditions of such repurchase program.

Citigroup and Goldman Sachs & Co. LLC are acting as joint book-running managers and underwriters for the proposed public offering, and may offer the shares of Class A common stock purchased by them from Taylor Morrison and the selling stockholders from time to time in one or more transactions on the NYSE, in the over-the-counter market or through negotiated transactions at market prices or negotiated prices.

An effective shelf registration statement relating to such shares of Class A common stock has been filed with the Securities and Exchange Commission (“SEC”). A copy of the preliminary prospectus supplement relating to the offering has been filed with the SEC and may be obtained from the website of the SEC at www.sec.gov, or from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone at (800) 831-9146; or Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone at (212) 902-1171, facsimile at (212) 902-9316 or email at prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering may only be made by means of a prospectus supplement and related prospectus.

Forward-Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to the public offering and unit repurchase described above, Taylor Morrison’s operations and business environment, market conditions and other factors, all of which are difficult to predict and many of which are beyond Taylor Morrison’s control.

About Taylor Morrison Home Corporation:

Taylor Morrison Home Corporation (NYSE:TMHC) is a leading national homebuilder and developer that has been recognized as the 2016 and 2017 America’s Most Trusted® Home Builder by Lifestory Research. Based in Scottsdale, Arizona we operate under two well-established brands, Taylor Morrison and Darling Homes. We serve a wide array of consumer groups from coast to coast, including first-time, move-up, luxury, and 55 plus buyers. In Texas, Darling Homes builds communities with a focus on individuality and custom detail while delivering on the Taylor Morrison standard of excellence.

Contact:

Investor Relations Contact:

Taylor Morrison Home Corporation

(480) 734-2060

investor@taylormorrison.com